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                                  EXHIBIT 23.1



                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 6, 2002 relating to the financial statements and financial statement schedule of Avant! Corporation, which appears in Avant! Corporation's Annual Report on Form 10-K for the year ended December 31, 2001. We also hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 18, 2002 relating to the financial statements of Forefront Venture Partners, L.P., a Delaware limited partnership, which appears in Avant! Corporation's Annual Report on Form 10-K for the year ended December 31, 2001.


/s/ PricewaterhouseCoopers LLP
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PricewaterhouseCoopers LLP
San Jose, California
May 20, 2002